STATEMENT OF RIGHTS, PREFERENCES, PRIVILEGES AND
          RESTRICTIONS OF SERIES B CONVERTIBLE PREFERRED STOCK PURSUANT
                        TO NEVADA STATUTES SS.SS.78.195

The name of the corporation is FBR Capital Corporation.

The resolution set forth below was duly adopted by the Board of Directors of FBR Capital Corporation on March 31, 1999;

WHEREAS, the Articles of Incorporation of this corporation provide for a class of shares known as preferred stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of this corporation are authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

WHEREAS, the corporation has issued shares of Series A of such preferred stock, all of which have heretofore been redeemed, and the Board of Directors of this corporation desire, pursuant to their authority as aforesaid, to determine and fix the rights, preferences, privileges, and restrictions relating to an additional series of said preferred stock and the number of shares constituting and the designation of said shares;

NOW, THEREFORE, BE IT RESOLVED THAT:

                     A. SERIES B CONVERTIBLE PREFERRED STOCK

1. DESIGNATION OF SERIES

There is hereby provided a series of Preferred Stock, designated Series B Convertible Preferred Stock.

2. NUMBER OF SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK

The number of shares constituting the Series B Convertible Preferred Stock is fixed at 10,000,000.

3. EXCHANGE AGREEMENT.

The Series B Convertible Preferred Stock shall be issued pursuant to that certain Exchange Agreement dated April, 1999 by and between FBR Capital Corporation, a Nevada corporation and Vitrix Incorporated, an Arizona corporation.
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4. DIVIDEND PROVISIONS

The holders of shares of Series B Convertible Preferred Stock shall participate with the holders of the corporation's common stock in the accrual and payment of dividends on an "as converted" basis.

5. LIQUIDATION PREFERENCE

In the event of any liquidation, consolidation or merger of this corporation with or into any other corporation or the dissolution or winding up of this corporation, or any partial liquidation effected by means of distribution of assets or return of capital, either voluntary or involuntary, the holders of shares of Series B Convertible Preferred Stock shall be entitled to receive, a pro-rata share of any assets available for distribution to all of this corporation's shareholders on an as "as converted" basis.

6. REDEMPTION

The corporation has no right to redeem any Series B Convertible Preferred Stock

7. CONVERSION

The Series B Convertible Preferred Stock shall be convertible into shares of the common stock of this corporation rights as follows:

(a) CONVERSION RATIO. The Conversion Ratio per share at which shares of common stock shall be issuable upon conversion of Series B Convertible Preferred Stock after the date hereof shall be one share of common stock for each share of Series B Convertible Preferred Stock.

          The Conversion Ratio will be subject to adjustment in the event this corporation shall do any of the following: (i) pay a dividend or make a distribution in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), to the holders of its Common stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or
     (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of this corporation. The conversion privilege and the Conversion Ratio in effect immediately prior to any such action shall be adjusted so that if the Series B Convertible Preferred Stock is thereafter surrendered for conversion, a holder of Series B Preferred Stock shall be entitled to receive the number of shares of capital stock of this corporation or other rights which he would have owned immediately following such action had the Series B Preferred Stock been converted immediately prior thereto. An adjustment so made shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of such adjustment, a holder of Series B Preferred Stock shall become entitled, if the Series B Preferred Stock is thereafter surrendered for conversion, to receive shares of two or more classes of capital stock of this corporation or other rights, the Board of Directors of this corporation, whose determination shall be conclusive, shall determine the allocation of the adjusted conversion ratio between or among shares of such classes of capital stock or other rights. Except in the cases enumerated above, the Conversion Ratio will not be adjusted for the issuance of Common Stock.

          In the case of any reclassification or change in the Common Stock (other than a change in par value or a subdivision or combination) or any consolidation or merger of this corporation with or into any other person (other than a merger with a person not affiliated with this corporation in which this corporation is the surviving corporation), or any sale or transfer of substantially all the assets of this corporation, any holder of Series B Preferred Stock will be entitled, after the occurrence of any such event, to receive on conversion of the Series B Preferred Stock the consideration which the holder would have received had such holder converted immediately prior to the occurrence of such event and thereafter the number of such other shares so receivable upon conversion of the Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock as described herein; provided however, that the foregoing provisions shall not be applicable to any of the transactions contemplated by the Exchange Agreement.

(b) MANDATORY CONVERSION. Subject to subparagraph (e) of this Section 7, each share of Series B Convertible Preferred Stock shall be automatically converted when the Board of Directors of this corporation has determined in good faith that there is a sufficient number of authorized but unissued shares of its common stock to effect such conversion in accordance with the terms of the Series B Convertible Preferred Stock.

(c) MECHANICS OF CONVERSION. Each certificate evidencing any of the outstanding shares of Series B Convertible Preferred Stock shall, upon such conversion, be deemed to be a certificate evidencing the number of shares of common stock into which the Series B Convertible Preferred Stock has been converted. Each share of Series B Convertible Preferred Stock is convertible in whole but not in part.

(d) NO IMPAIRMENT. This corporation will not, by amendment, of its Articles of Incorporation or sale of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.

(e) NO FRACTIONAL SHARES AND CERTIFICATES AS TO ADJUSTMENT. No fractional shares shall be issuable upon conversion. If more than one share of Series B Convertible Preferred Stock is surrendered for conversion at any one time by the same holder, the number of shares of common stock to be issued upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Convertible Preferred Stock so surrendered. If any fractional interest in a common share would, except for the provisions of this subparagraph 7(e), be deliverable upon conversion of Series B Convertible Preferred Stock, this corporation shall pay to the holders of such converted stock an amount in cash equal to the current fair value of such fractional interest.

(f) ACTION TO AUTHORIZE SUFFICIENT SHARES OF COMMON STOCK. If at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes.

(g) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. When the Articles of Incorporation of this corporation have been amended so as to authorize a sufficient number of shares of common stock to permit the conversion of all of the Series B Convertible Preferred Stock, this corporation shall thenceforth at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of affecting the conversion of the shares of the Series B Convertible Preferred Stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock.

(h) NOTICES. Any notice required by the provisions of this Section 7 to be given to the holder of shares of Series B Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

8. VOTING RIGHTS

Each holder of the Series B Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which shares of Series B Convertible Preferred Stock would be convertible if fully converted on the record date for such shareholder vote and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise provided herein or as required by law, voting together with the common stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this corporation.

9. PROTECTIVE PROVISIONS

(a) APPROVAL OF CERTAIN ACTIONS. So long as shares of Series B Convertible Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-seven percent (67%) of the then outstanding shares of Series B Convertible Preferred Stock, voting together as a single class.

     (i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series B Convertible Preferred Stock other than by conversion in accordance with Section 7 hereof;

     (ii) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the common stock of this corporation.

     (iii) Authorize, designate or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series B Convertible Preferred Stock as to any of the rights, privileges or preferences of the Series B Convertible Preferred Stock including, without limitation, method or nature of payment of dividends, terms of redemption, amounts payable on liquidation or dissolution and seniority of preference relative to other classes or series of capital stock, sinking fund provisions, conversion rights and voting rights;

     (iv) Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of this corporation of any of its subsidiaries, or any consolidation or merger involving this corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of this corporation;

     (v) Permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to this corporation, or any wholly owned subsidiary, any stock of such subsidiary; or

     (vi) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Convertible Preferred Stock.

(b) APPROVAL OF ADVERSE CHANGE. The corporation shall not amend its Articles of Incorporation or Bylaws without the approval, by vote or written consent, by the holders of sixty-seven percent (67%) of the Series B Convertible Preferred Stock if such amendment would change or alter any of the rights, preferences or privileges of the shares of Series B Convertible Preferred Stock so as to affect adversely the shares of such Stock. In connection with the submission of any such matter to the holders of Series B Convertible Preferred Stock for a vote, such holders shall be treated as a separate class for the purpose of determining applicable notice, proxy and quorum requirements and the presence in person or by proxy of the holders of a majority of outstanding shares of Series B Convertible Preferred Stock shall be required in order for a quorum to be present with respect to any such matter. As to all matters on which the Series B Convertible Preferred Stock is entitled to vote in accordance with the foregoing provisions, the holders of the Series B Convertible Preferred Stock shall be entitled to cast one vote for each share held by them of record on the books of the Corporation.

(c) Lawful Issuance. If for any reason, the shares of common stock required to be reserved for purposes of conversion of the Series B Convertible
     Preferred Stock, in the opinion of legal counsel for the corporation, require registration with or approval of any governmental authority under any federal or state law, or listing upon any national securities exchange, before such shares may be issued upon conversion, the corporation shall be under no obligation to issue such securities until such securities shall be duly registered, approved or listed, as the case may be. The corporation shall take such steps as are reasonable and appropriate in the judgment of the Board of Directors to provide for the lawful issuance of such shares of common stock as are issuable upon such conversion.

                                 B. COMMON STOCK

The following provisions are intended to confirm, and not to modify, the rights of the holders of the Common Stock pursuant to the Articles of Incorporation.

1. DIVIDEND RIGHTS

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the common stock shall be entitled to receive, when and as declared by the Board of Directors out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. LIQUIDATION RIGHTS

Upon the liquidation, dissolution or winding up of the corporation, the assets of this corporation shall be distributed as provided in Section A.5 hereof.

3. VOTING RIGHTS

Subject to the rights of the holders of Series B Convertible Preferred Stock provided in Section A.8 hereof, the holder of each share of Common Stock shall have the right to one vote and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as are provided by law.

IN WITNESS WHEREOF, FBR Capital Corporation has caused this statement to be signed by Charles D. Snead, Jr., its President, this 31st day of March, 1999.


                                        FBR CAPITAL CORPORATION, a Nevada
                                        corporation



                                        By: /s/ Charles D. Snead
                                            ------------------------------------
                                            Charles D. Snead, Jr., President